Exhibit 10.11

Guaranty Contract of Maximum Amount

Shenfa Longgang E’bao Zi 20060329001-2

Party A: Longgang Branch, Shenzhen Development Bank (Creditor)

Address: A1, Xinyazhou Park, Central Town, Longgang District, Shenzhen

Telephone: 28952003	Fax: 28952004

Person in charge: Yu Bo	Position: President of Longgang Branch

Party B: Li Xiangqian (Guarantor)

Address: 21D, Yijin’ge, Tian’an Golf Park, Futian District, Shenzhen

Telephone: 83841596	Fax: 89770026

In order to secure the indebtedness of Shenzhen BAK Battery Co., Ltd. (hereinafter referred to as Obligor) under the Comprehensive Credit Facilities Agreement (reference no. Shenfa Longgang Zongzi 20060329001, hereinafter referred to as Master Agreement) entered into by Creditor and Obligor on 5 April 2006, the Guarantor agrees to provide guaranty to the Creditor as the guarantor of the Obligor. Through friendly negotiation, both parties agree to enter into this Contract:

I. Scope of Guaranty

The scope of guaranty covers all loan principal, interest, penalty interest and all the expenses incurred to the Creditor in realizing its creditor’s right. The maximum loan principal shall not exceed RMB 150 Million yuan.

II. Guaranty Period

The guaranty period under this Contract is from the date of effectiveness of this Contract to 2 years after the expiry of each credit facilities under the Master

Agreement. In case that the Creditor lawfully transfer its creditor’s right to a third party during the guaranty period, the Guarantor shall continue to perform its obligation of guaranty as originally agreed.

III. Obligation of Guaranty

The Guarantor shall bear the joint and several liability to repay all indebtedness of the Obligor within the scope of the guaranty. In case of default by the Obligor, the Creditor is entitled to demand the Obligor to repay or demand the Guaranty. The Guarantor irrevocably authorizes the Creditor to transfer directly the relevant amount of money from the account of Guarantor to the account of Creditor in case of default of the Obligor upon mature of its indebtedness.

IV. The guaranty of pledge provided by the Guarantor is independent from and shall not be replaced by any other guaranty provided by other guarantors.

V. The guaranty under this Contract is irrevocable and shall not be affected by any documentations or agreements entered into by the Guarantor and other parties, nor be affected by the insolvency, bankruptcy, cancellation of corporate status, or amendment of articles of association of the Obligor.

VI. In case that part or whole of the Master Agreement or agreement entered into under the Master Agreement become invalid due to any reason, the Obligor shall nevertheless perform its obligation of repayment and the Guarantor shall perform its obligation of guaranty for the Obligor’s obligation of repayment in accordance with this Contract.

VII. Undertakings and Representations of the Guarantor

The Guarantor is legally qualified to execute and perform this Contract, and has obtained all necessary authorization by the board of directors or other competent authorities (as the case may be).

The Guarantor undertakes that all application materials submitted by it to the Creditor are truthful, lawful, effective and with no serious errors or omissions.

The Guarantor also undertakes that all application materials submitted by the Obligor to the Creditor are truthful, lawful, effective and with no serious errors or omissions.

The Guarantor shall notify the Creditor in writing within 10 days after it has changed its address, contact details, liaison telephone, business scope or legal representative etc.

The Guarantor has fully understood all provisions of this Contract and both parties execute this Contract of their free will.

VIII. Amendment and Termination of Contract

1.	In case that any party intends to amend or terminate this Contract, it shall notify the other party in writing and a written agreement shall be reached by both parties. This Contract shall remain valid until the written agreement to amend or terminate this Contract has been reached.

2.	Any waiver or tolerance of the Creditor shall not be deemed as amendment or termination of this Contract except that a written agreement has been reached in accordance with the above provision.

3.	In case that the Master Agreement has been amended, the Creditor shall seek the approval of the Guarantor immediately. The Guarantor shall continue to bear the responsibility of guaranty for the indebtedness of the Obligor under the Master Agreement (before and after the amendment) only after it has approved such amendment. However, the Creditor does not need to seek the approval of the Guarantor for amendment of the Master Agreement which decreases the indebtedness of the Obligor.

IX. Applicable Law and Dispute Settlement

1.	The execution and performance of this Contract shall be governed by the laws of People’s Republic of China;

2.	The method of dispute settlement for this Contract shall be the same with that of the Master Agreement.

X. This Contract shall be signed and stamped by both parties (only signature is needed for party of natural person). This Contract shall become effective upon the delivery of the pledged collaterals to the Creditor. If the pledge shall be registered or recorded in accordance with article 78 or 79 of the Guarantee Law of People’s Republic of China, this Contract shall become effective upon the registration or record.

XI. Other Issues

N/A

XII. This Contract has four originals, the Creditor shall retain two originals, the Obligor shall retain one original and the Guarantor shall retain one original.

Party A (Company Chop): [company chop of Longgang Branch, Shenzhen Development Bank]

Authorized Representative: /s/

Date: 5 April 2006

Party B: /s/

Date: 5 April 2006